Exhibit 10.92

[Catalyst Letterhead]

August 07, 2007

David Eichler

132 Maybury Place

Woodside, CA 94062

Dear David:

I am please to offer you full time regular employment with Catalyst Semiconductor, Inc. (Catalyst) as Vice President of Finance & Administration – CFO, reporting to me.  This is an exempt position with by-weekly rate equivalent to $230,000 per year.

We will recommend to the Compensation Committee that you received a grant of an option to purchase 160,000 shares of Catalyst common stock.  Your option will be granted and priced on the day you commence employment or the date the Compensation Committee approves your grant, whichever comes later.  Your option will vest according to Catalyst’s standard new hire vesting schedule in effect on your grant date, and the vesting period shall begin no earlier than the day you begin employment.

You will also participate in the same executive incentive plan as enjoyed by the other Catalyst Semiconductor Vice Presidents.

The customary severance agreement for Catalyst Vice Presidents will become effective for you upon completion of six months of full-time employment.  The portion of this agreement that would grant you six months salary as severance in the case of your being terminated as a result of a change of control of Catalyst will become effect upon your become effective upon your beginning employment with Catalyst.  This will be subject to your standard terms and conditions that define the details for such arrangements.

Your employment with CSI is “at-will” employment.  This simply means that you and CSI have no agreement, expressed or implied, which would control how long you will work for CSI or what circumstances must exist before the relationship can be terminated.  Rather we are both equally free to terminate our employment relationship at any time, whenever you or Catalyst Semiconductor chooses, regardless of the reason that you or CSI might have for so doing.

As part of our employment package, CSI offers: medical insurance, dental insurance, vision insurance, life insurance and disability insurance.  We also provide 125 flexible benefits, employee assistance, and 401K (company currently matches 25%) programs for your benefit.  CSI employees may also obtain dependent benefit coverage via payroll deductions.  To acquaint you with our policies and to enroll you in our various benefit programs, please contact Rosa Vasquez at 408-542-1051 or email rosa.vasquez@catsemi.com.

David Eichler

August 7, 2007

In order to comply with the Immigration Reform and Control Act of 1986, the federal government requires employers to have on file proof of right to work in the United States of all employees.  To fulfill this obligation, please bring with you on your first day of work any authorization documents listed on the attached sheet.

This offer is contingent upon our having completed a satisfactory background check and your provision of proof of authorization to work for any employer in the United States.

To indicate your acceptance, please sign and return to me one original of this letter.  This offer will remain valid through August 10, 2007.

I look forward to having you join Catalyst.

Sincerely,

/s/ Gelu Voicu
Gelu Voicu
President & CEO

Offer Accepted:	/s/ David Eichler
David Eichler

Today’s Date:	8/10/07

Start Date:	8/13/07